                                                                    EXHIBIT 3(b)



                    OPINION AND CONSENT OF ACTUARIAL OFFICER



         This opinion is supplied with the filing of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6, File No. 333-79615, by the KILICO Variable Separate Account (the "Separate Account") and Kemper Investors Life Insurance Company ("KILICO") covering an indefinite number of interests in the Separate Account under KILICO's Single Life and Survivorship Modified Single Premium Variable Universal Life Insurance Policies (the "Policies"). Premiums received under the Policies may be allocated by KILICO to the Separate Account as described in the Prospectus included in the Registration Statement.

         I am familiar with the provisions of the Policies and the description in the Prospectus and it is my opinion that the illustrations of death benefits, surrender values, cash values, and accumulated premiums included in Exhibit 9 to the Registration Statement, based on the assumptions in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies have not been designed to make the relationship between planned premiums and benefits, as shown in the illustrations, appear more favorable in the case of individual Policies, to prospective non-tobacco males age 40, or, in the case of survivorship Policies, to prospective non-tobacco males and females ages 45 and 40, respectively, than to non-tobacco males and females at other ages. The non-tobacco risk class generally has a more favorable rate structure than tobacco risk classes. Female rate classes generally have a more favorable rate structure than male rate classes.

         The current and guaranteed monthly mortality rates used in the illustrations have not been designed so to make the relationship between current and guaranteed rates more favorable for the ages and sexes illustrated than for a non-tobacco male or female at other ages. The non-tobacco risk classes generally have lower monthly mortality rates than the tobacco risk classes.
The female risk classes generally have lower monthly mortality rates than the male risk classes.

         I consent to the use of this opinion as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statement and to the reference to me under the heading "Experts" in the Prospectus.




                                    /s/ Steven D. Powell
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                                    Steven D. Powell, FSA